===============================================================================
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                /------------------------------/
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                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
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                                                / hours per response...... 0.5 /
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

   Brakeman III                      Roy                             Edgar
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

   111 Huntington Avenue
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                                   (Street)

    Boston                           MA                                02199
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    BEI Medical Systems
                                                Company, Inc. (BMED)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person (voluntary)

    ----------------------------------------------------------------------------

4.  Statement for Month/Year  July/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    ___ Director    ___ Officer             X  10% Owner    ___ Other
                        (give title below) ---                  (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form Filed by One Reporting Person
      X  Form Filed by More than One Reporting Person
    ----
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                           $6.8426             0                  I            (1)
$.001 par value       6/27/02    U                1,328,633   D         per share
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                                                                                                                              (over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

                                                                   (Page 1 of 3)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
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
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)(continued)

------------------------------------------------------------------------------------------------------------------------------------
                      6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                         cisable and       Underlying Securities        of          of Deriv-        ship          of indirect
                         Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          Beneficial
                         Date                                           ative       Secur-           of De-        Ownership
                         (Month/Day/                                    Secur-      ities            rivative      (Instr. 4)
                         Year)                                          ity         Bene-            Security:
                                                                        (Instr.     ficially         Direct (D)
                       --------------------------------------------     5)          Owned            or Indirect
                       Date     Expira-              Amount or                      at End           (I)
                       Exer-    tion         Title   Number of                      of               (Instr. 4)
                       cisable  Date                 Shares                         Month
                                                                                   (Instr. 4)
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
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

                                /s/ Roy Edgar Brakeman, III        July 09, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                   (Page 2 of 3)

                              Attachment to Form 4

Pursuant to Instruction 5(b)(v) of the General Instructions to Form 4, this Form 4 is also being filed on behalf of the Reporting Persons set forth below. All of the information set forth in the attached Form 4 for Brookside Capital Management, LLC is the same for the Reporting Persons set forth below unless otherwise noted.

                           Non-Derivative Securities


                                                                    Amount of        Ownership
                                               Securities          Securities           Form:         Nature of
                                               Disposed of        Beneficially         Direct          Indirect
                                                  (D)               Owned at           (D) or         Beneficial
  Name and Address of Reporting Person           Amount           End of Month      Indirect (I)      Ownership
--------------------------------------------------------------------------------------------------------------------
Brookside Capital Management, LLC               1,328,633              0                 I               (1)
--------------------------------------------------------------------------------------------------------------------
Brookside Capital Investors, L.P.               1,328,633              0                 I               (1)
--------------------------------------------------------------------------------------------------------------------
Brookside Capital Partners Fund, L.P.           1,328,633              0                 D
--------------------------------------------------------------------------------------------------------------------

(1) Roy Edgar Brakeman, III, as the sole managing member of Brookside Capital Management, LLC ("BCM"), BCM, as the sole general partner of Brookside Capital Investors, L.P. ("BCI"), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P. ("BCF"), may be deemed to share voting and dispositive power with respect to the shares held by BCF. Mr. Brakeman, BCM and BCI disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

                    Signature of Reporting Persons:

                    BROOKSIDE CAPITAL MANAGEMENT, LLC, for itself, on behalf of itself in its capacity as general partner of Brookside Capital Investors, L.P., and on behalf of Brookside Capital Investors, L.P. in its capacity as general partner of Brookside Capital Partners Fund, L.P.

                    By: /s/ Roy Edgar Brakeman, III
                        ----------------------------
                    Name:   Roy Edgar Brakeman, III
                    Title:  Managing Director

                    By: /s/ Roy Edgar Brakeman, III
                        ----------------------------
                        Roy Edgar Brakeman, III


                                                                   (Page 3 of 3)